EXHIBIT 10.1

BANK OF HAWAII CORPORATION
2014 STOCK AND INCENTIVE PLAN

RESTRICTED STOCK UNIT grant AGREEMENT (Performance Based)

This Restricted Stock Unit Grant Agreement ("Agreement") dated ###GRANT_DATE### ("Grant Date"), between Bank of Hawaii Corporation, a Delaware corporation ("Company"), with its registered office at 130 Merchant Street, Honolulu, Hawaii 96813, and ###PARTICIPANT_NAME### ("Grantee"), an executive of the Company or subsidiary of the Company who as of the Grant Date is an Eligible Person under the Bank of Hawaii Corporation 2014 Stock and Incentive Plan ("Plan").

1.
Grant of Restricted Units. Pursuant to the Plan, and effective as of the Grant Date, the Human Resources and Compensation Committee of the Company's Board of Directors ("Committee") has granted to Grantee an Award of Restricted Stock Units ("Restricted Units") as set forth in this Agreement.

The target number of Restricted Units under this Award shall be ###TOTAL_AWARDS### Restricted Units ("Target Restricted Units"). Seventy percent (70%) of the Target Restricted Units are hereby designated as "First Category Target Restricted Units", and thirty percent (30%) as "Second Category Target Restricted Units".

The term "Target Restricted Units" refers to the total number of Restricted Units that are eligible to be earned by Grantee under this Award assuming the achievement of target performance levels (and not higher or lower) for all specified financial performance criteria during the applicable performance period. The terms "First Category Target Restricted Units" and "Second Category Target Restricted Units" refer to the number of Restricted Units that are eligible to be earned by Grantee assuming the achievement of the target performance level (and not higher or lower) for the respective financial performance criteria that is applicable to that category of Restricted Units. However, these numbers of Restricted Units do not encompass all of the Restricted Units that could potentially be earned by Grantee under this Award.

Specifically, in the event of the achievement of performance levels exceeding target, the maximum number of Restricted Units that may be earned by Grantee under this Award shall be 200% of the number of Target Restricted Units (which number includes 200% of the number of First Category Target Restricted Units plus 200% of the number of Second Category Target Restricted Units). Therefore, the term "Restricted Units" shall be used herein to refer to all of the Restricted Units that may be potentially earned by Grantee under this Award. The term "First Category Restricted Units" shall be used herein to refer to all of the Restricted Units that may be potentially earned by Grantee based upon achievement with respect to the financial performance criteria applicable to that category of Restricted Units. The term "Second Category Restricted Units" shall be used herein to refer to all of the Restricted Units that may be potentially earned by Grantee based upon achievement with respect to the financial performance criteria applicable to that category of Restricted Units.

4862-8200-5928.1

As described in Section 4, payment of the Restricted Units, which shall be settled in the form of Shares, may be deferred under the Bank of Hawaii Corporation Executive Base Salary Deferral Plan ("Base Salary Deferral Plan").

2.
Restrictions During Period of Restriction. The given category of Restricted Units shall be subject to forfeiture by Grantee until the "Period of Restriction" terminates as to such Restricted Units. The Restricted Units shall vest in Grantee upon termination of the Period of Restriction (to the extent that the Restricted Units have not previously been forfeited). For purposes of this Agreement, the term "Period of Restriction" shall mean the period that commences on the Grant Date and terminates on the date of certification of achievement of service and financial performance objectives by the Committee ("Date of Certification"), as described in Section 2.d below (or which Period of Restriction otherwise terminates due to Grantee's "Retirement" described in Sections 2.a-2.b or for a termination of employment described in Section 2.c below). In the event the Committee's certification is completed after the close of the New York Stock Exchange on the actual date of such certification (i.e., the date of the Committee meeting), the Date of Certification shall be deemed to be, and the Period of Restriction shall instead terminate, on the next business day.

As described below, the Period of Restriction shall terminate based upon the level of achievement of specified financial performance criteria, where the First Category Restricted Units shall be conditioned upon "Return on Common Equity", and the Second Category Restricted Units shall be conditioned upon "Total Shareholder Return" ("Financial Performance Criteria"). In this regard, the Period of Restriction shall terminate with respect to the "Applicable Vesting Percentage" of the First Category Target Restricted Units and Second Category Target Restricted Units, as the case may be, based upon the Company's achievement of the respective Financial Performance Criteria in accordance with the following schedule:

Return on Common Equity and Total Shareholder Return
Financial Performance Criteria-- Three Year Average Percentile Rank	Applicable Vesting Percentage
75.0th and Above (Maximum)	200%
50.00th (Target)	100%
25.0th (Minimum)	50%
Below 25.0th	0%

The Applicable Vesting Percentage with respect to a given "Three Year Average Percentile Rank" which falls between two entries for Three Year Average Percentile Rank on the preceding schedule shall be calculated using linear interpolation between the two corresponding entries for Applicable Vesting Percentage.

For purposes of this Agreement, the term "Return on Common Equity" (generally defined as the net income available to common shareholders as a percent of average common equity, but as determined by the Committee) shall mean such term as determined for the banks that comprise the S&P Supercomposite Regional Bank Index (where for the applicable year, Return on Common Equity shall be measured as of December 31 of such year).

2.

For purposes of this Agreement, "Total Shareholder Return" shall mean the amount determined using the following formula, but subject to adjustment by the Committee: ((Ending Stock Price - Beginning Stock Price) + Reinvested Dividends) / Beginning Stock Price. For purposes of this formula, the following meanings shall apply: (i) "Ending Stock Price" shall mean the average daily closing price per share of the common stock calculated for the last thirty (30) days within the applicable performance period; (ii) "Beginning Stock Price" shall mean the average daily closing price per share of the common stock calculated for the thirty (30) day period immediately preceding the commencement date of the applicable performance period; and (iii) "Reinvested Dividends" shall mean the amount calculated by multiplying (A) the aggregate number of shares (including fractional shares) of common stock that could have been purchased during the applicable performance period had each cash dividend paid on a single share of common stock during that period been immediately reinvested in additional shares (or fractional shares) of common stock at the closing price per share of the common stock on the applicable dividend payment date by (B) the average daily closing price per share of common stock calculated for the last thirty (30) days within the applicable performance period.

With respect to Return on Common Equity, the "Three Year Average Percentile" shall mean the Company's percentile level on the S&P Supercomposite Regional Bank Index for the average of the numerical measures over the three year period commencing on January 1 of the calendar year that includes the Grant Date, and ending on December 31 of the second calendar year following the calendar year that includes the Grant Date ("Three Year Performance Period"). With respect to Total Shareholder Return, the Three Year Average Percentile shall mean the Company's percentile level on the S&P Supercomposite Regional Bank Index based upon a single point-to-point numerical measurement from the first day of the Three Year Performance Period to the last day thereof. The Financial Performance Criteria shall be determined based on references to measures and percentiles for the peer group banks that comprise the S&P Supercomposite Regional Bank Index (with peer group banks determined by excluding banks with assets >$50B) as of January 2 of the calendar year that includes the Grant Date (unless that January 2 is not a business day, in which case the next following business day shall be the applicable date in lieu of that January 2). However, such peer group of banks shall be subject to certain adjustments as determined by the Committee, including but not limited to the following: (i) a bank that is acquired, or otherwise ceases to exist as an independent publicly-owned entity before the end of the applicable performance period shall be excluded; and (ii) a bank that is involved in bankruptcy proceedings (and is no longer publicly traded) during the applicable performance period shall continue to be included and shall be deemed to have a Total Shareholder Return of -100%.

a.
Termination of Period of Restriction For First Category Restricted Units. The Period of Restriction shall terminate with respect to the amount equal to the Applicable Vesting Percentage multiplied by the First Category Target Restricted Units, rounded down to the nearest whole Restricted Unit, provided that: (i) the Committee shall have certified the Three Year Average Percentile level for the Company's "Return on Common Equity" that corresponds to such Applicable Vesting Percentage; and (ii) Grantee is an Employee on the Date of Certification.

However, in the event of Grantee's "Retirement" prior to the Date of Certification, for purposes of determining the number of First Category Restricted Units with respect to which the Period of Restriction shall terminate, the provisions of this

3.

Agreement shall be applied with the modifications included in this paragraph, any provisions of this Agreement to the contrary notwithstanding. "Retirement" shall mean a Grantee's termination of employment with the Company and its subsidiaries (other than a termination of employment described in Section 2.c, or a termination of employment for "Cause" (within the meaning of Section 2.4 of the Bank of Hawaii Corporation Change-in-Control Retention Plan, restatement effective December 17, 2009)) when the sum of Grantee's age plus years of service equals 65 or greater, and Grantee has completed at least five years of service. First, the Three Year Average Percentile shall be replaced with a percentile that is determined using the same methodology but is based upon the Financial Performance Criteria for only those whole calendar years within the Three Year Performance Period that were completed prior to Grantee's Retirement ("Retirement Average Percentile"). In the event that Grantee's Retirement occurs during the first calendar year of the Three Year Performance Period, the Retirement Average Percentile shall be deemed to be zero. Second, the requirement that Grantee is an Employee on the Date of Certification shall not apply. No Restricted Units shall be forfeited based upon Grantee's termination of employment pursuant to Retirement, but rather only to the extent that the Committee subsequently determines that applicable Financial Performance Criteria were not met (to the extent that the Restricted Units do not become vested based on the Applicable Vesting Percentages). Third, the Date of Certification (of the Retirement Average Percentile level) shall occur as soon as administratively practicable following Grantee's Retirement. For example, if Grantee's Retirement occurs on June 30 of the second year of the Three Year Performance Period, the Retirement Average Percentile shall be determined based upon the Financial Performance Criteria for only the first year of the Three Year Performance Period, and the Date of Certification shall occur as soon as administratively practicable following Grantee's Retirement. As of the Date of Certification, the Retirement Average Percentile shall be applied to the schedule above in this Section 2 (in place of the Three Year Average Percentile) and the Period of Restriction shall terminate with respect to the amount equal to the Applicable Vesting Percentage multiplied by the First Category Target Restricted Units.

For clarity, in the event of an Applicable Vesting Percentage exceeding 100%, the Period of Restriction shall terminate with respect to a number of First Category Restricted Units exceeding the corresponding number of First Category Target Restricted Units. For example, in the event of an Applicable Vesting Percentage of 200% with respect to First Category Restricted Units, the Period of Restriction shall terminate with respect to a number of First Category Restricted Units equal to two times the number of First Category Target Restricted Units.

b.
Termination of Period of Restriction Second Category Restricted Units. The Period of Restriction shall terminate with respect to the amount equal to the Applicable Vesting Percentage multiplied by the Second Category Target Restricted Units, rounded down to the nearest whole Restricted Unit, provided that: (i) the Committee shall have certified the Three Year Average Percentile level for the Company's "Total Shareholder Return" that corresponds to such Applicable Vesting Percentage; and (ii) Grantee is an Employee on the Date of Certification.

4.

However, in the event of Grantee's "Retirement" prior to the Date of Certification, for purposes of determining the number of Second Category Restricted Units with respect to which the Period of Restriction shall terminate, the provisions of this Agreement shall be applied with the modifications included in this paragraph, any provisions of this Agreement to the contrary notwithstanding. First, the Three Year Average Percentile shall be replaced with the Retirement Average Percentile. In the event that Grantee's Retirement occurs during the first calendar year of the Three Year Performance Period, the Retirement Average Percentile shall be deemed to be zero percent. Second, the requirement that Grantee is an Employee on the Date of Certification shall not apply. No Restricted Units shall be forfeited based upon Grantee's termination of employment pursuant to Retirement, but rather only to the extent that the Committee subsequently determines that applicable Financial Performance Criteria were not met (to the extent that the Restricted Units do not become vested based on the Applicable Vesting Percentages). Third, the Date of Certification (of the Retirement Average Percentile level) shall occur as soon as administratively practicable following Grantee's Retirement. As of the Date of Certification, the Retirement Average Percentile shall be applied to the schedule above in this Section 2 (in place of the Three Year Average Percentile) and the Period of Restriction shall terminate with respect to the amount equal to the Applicable Vesting Percentage multiplied by the Second Category Target Restricted Units.

For clarity, in the event of an Applicable Vesting Percentage exceeding 100%, the Period of Restriction shall terminate with respect to a number of Second Category Restricted Units exceeding the corresponding number of Second Category Target Restricted Units. For example, in the event of an Applicable Vesting Percentage of 200% with respect to Second Category Restricted Units, the Period of Restriction shall terminate with respect to a number of Second Category Restricted Units equal to two times the number of Second Category Target Restricted Units.

c.
Termination of Period of Restriction Upon Certain Terminations of Employment. In addition to the termination of the Period of Restriction based on the achievement of the service and financial performance objectives as described in Sections 2.a-2.b above, the Period of Restriction shall terminate in connection with certain terminations of Grantee's employment with the Company and its subsidiaries as described in this Section 2.c. Specifically, the Period of Restriction for all of the Target Restricted Units shall terminate (to the extent that the Period of Restriction has not previously terminated or the Restricted Units have not previously been forfeited) upon the occurrence of any of the following: (i) the death of Grantee; (ii) Grantee ceasing to be an Employee due to "disability" within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended ("Code"), and the regulations promulgated thereunder; or (iii) upon or after the occurrence of a "Change in Control" (within the meaning of Section 2.5 of the Bank of Hawaii Corporation Change-in-Control Retention Plan, restatement effective December 17, 2009 ("Change-in-Control Plan")) either (A) Grantee's employment with the Company and its subsidiaries is terminated by the Company without "Cause" (within the meaning of Section 2.4 of the Change-in-Control Plan) or (B) Grantee terminates employment with the Company and its subsidiaries for "Good Reason" (within the meaning of Section 2.16 of the Change-In-Control Plan).

5.

d.
Committee Determinations. The Committee shall certify whether the Financial Performance Criteria for the First Category Restricted Units and Second Category Restricted Units have been achieved as soon as administratively practicable following the completion of the Three Year Performance Period commencing on January 1 of the calendar year that includes the Grant Date, and ending on December 31 of the second calendar year following the calendar year that includes the Grant Date. To the extent that the satisfaction of the Financial Performance Criteria is certified, and if Grantee is an Employee on the Date of Certification, the Restricted Units subject to vesting shall vest on the Date of Certification (i.e., the Period of Restriction shall be terminated on the Date of Certification).
3.
Forfeiture of Unvested Restricted Units. Restricted Units as to which the Period of Restriction has not terminated shall be forfeited upon the first to occur of: (a) Grantee's ceasing to be an Employee for any reason, whether voluntary or involuntary (except to the extent otherwise provided for a termination of employment due to Grantee's "Retirement" described in Sections 2.a-2.b or for a termination of employment described in Section 2.c); and (b) the date the Committee determines the Financial Performance Criteria were not met (to the extent that the Restricted Units do not become vested based on the Applicable Vesting Percentages). However, as described in Section 2 above with respect to the termination of the Period of Restriction on the Date of Certification, the Applicable Vesting Percentage of the given category of Restricted Units shall not be forfeited, to the extent that: (a) with respect to such Applicable Vesting Percentage of such category of Restricted Units, the Committee has certified that the corresponding Three Year Average Percentile level for such Applicable Vesting Percentage has been achieved; and (b) Grantee is an Employee on the Date of Certification. Grantee's employment shall not be treated as terminated in the case of a transfer of employment within the Company and its subsidiaries or in the case of sick leave and other approved leaves of absence. Forfeiture of Restricted Units means that this Agreement and the Restricted Units shall immediately terminate and become null and void and all right hereunder shall cease and no person shall be entitled to any payment with respect to the Restricted Units.
4.
Settlement of Restricted Units. To the extent that the Period of Restriction terminates with respect to any Restricted Units as determined by the Committee, such Restricted Units shall be settled as soon as reasonably practicable following the termination of the Period of Restriction and no later than 2 1/2 months following the end of the calendar year in which the termination occurs. The Company shall settle such Restricted Units in the form of Shares which shall be delivered to Grantee (or, if applicable, to Grantee's legal representatives, beneficiaries or heirs) through the Direct Registration System or Electronic Share Transfer. The Company may postpone the issuance or delivery of the Shares until: (a) the completion of registration or other qualification of such Shares or transaction under any state or federal law, rule or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable; (b) the receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules and regulations, including applicable federal and state securities laws and listing requirements, if any; and (c) the payment to the Company of any amount required by the Company to satisfy any federal, state or other governmental withholding tax requirements related to the issuance or delivery of the Shares. Grantee shall comply with any and all legal requirements relating to Grantee's resale or other disposition of any Shares acquired under this Agreement.

6.

However, all or a portion of the Restricted Units shall be credited to, and thereafter treated as property under the Base Salary Deferral Plan to the extent that Grantee makes a valid deferral election for such Restricted Units pursuant to the terms of the Base Salary Deferral Plan. Such deferral election must be made in accordance with procedures established by the Company by the date determined by the Company, and no later than the earlier of: (a) the thirtieth (30th) day following the Grant Date; and (b) six months before the end of the Three Year Performance Period. Any Restricted Units credited to the Base Salary Deferral Plan shall remain in the form of Restricted Units until the time of distribution specified under applicable deferral election and shall otherwise be maintained and administered under the terms of the Base Salary Deferral Plan to the extent not otherwise determined in this Agreement. The deferred payment of any Restricted Units is intended to meet the requirements of Code Section 409A.

5.
Nonassignability. The Restricted Units may not be assigned or transferred by Grantee. Further, the Restricted Units are not subject to attachment, execution, or other similar process. In the event of any attempt by Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Units, or the levy of any attachment, execution, or other similar process of the Restricted Units, the Committee may terminate the Restricted Units by notice to Grantee without regard to consent by Grantee.
6.
Unit Adjustments. The number and kind of Restricted Units or other property subject to this Agreement shall be subject to adjustment in accordance with Section 13 of the Plan.
7.
Rights as Shareholder. Except as otherwise provided in this Section 7, neither Grantee nor any other person shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to the Restricted Units and, accordingly, the Restricted Units carry no voting rights. The Restricted Units are bookkeeping entries that represent the Company's unfunded and unsecured contractual obligation to make payments upon the satisfaction of applicable conditions. With respect to the Restricted Units, Grantee has no rights other than the rights of a general creditor of the Company.

Grantee shall be entitled to dividend equivalents with respect to the Restricted Units. Specifically, upon the payment of any dividend on the Shares occurring during the period preceding the settlement of the Restricted Units pursuant to this Agreement, the Company shall accrue an amount in cash equal to the value of the dividends that Grantee otherwise would have received had Grantee actually been the shareholder of record of the number of Shares underlying the Restricted Units (to the extent that the Restricted Units have not previously been forfeited as of the date of record) ("Dividend Equivalents"). The Company shall pay the Dividend Equivalents with respect to a corresponding dividend to Grantee in cash and without interest as soon as reasonably practicable following the date that the dividend is declared, but in any case no later than 2 1/2 months following the end of the calendar year in which the dividend is declared. Therefore, provided that the Company continues its practice of declaring a dividend each quarter, Grantee will receive payment of Dividend Equivalents on a quarterly basis.

However, during the Period of Restriction, Grantee shall only be paid Dividend Equivalents with respect to the Target Restricted Units. If Grantee vests in a number of Restricted Units on the Date of Certification that is in excess of the number of Target Restricted Units, then

7.

Grantee shall be paid a "true-up" payment ("True-Up") equal to the amount of dividends declared on such excess number of Restricted Units during the Period of Restriction, without interest. Such True-Up shall be paid as soon as reasonably practicable following the Date of Certification, but in any case no later than 2 1/2 months following the end of the calendar year in which the Date of Certification occurs.

Dividend Equivalents shall not constitute "Compensation" as defined in Section 13.11 of the Bank of Hawaii Retirement Savings Plan, and therefore shall not be eligible for deferral thereunder.

8.
Employment Rights. Neither the Plan nor the granting of the Restricted Units shall be a contract of employment of Grantee by the Company or any of its subsidiaries. Grantee may be discharged from employment at any time by the employing Company or subsidiary, subject to any employment contract that may otherwise apply to Grantee.
9.
Amendment. This Agreement may be amended by the Committee at any time based on its determination that the amendment is necessary or advisable in light of any addition to, or change in, the Code or regulations issued thereunder or any federal or state securities law or other law or regulation, or the Plan, or based on any discretionary authority of the Committee under the Plan. Unless necessary or advisable due to a change in law, any amendment to this Agreement which has a material adverse effect on the interest of Grantee under this Agreement shall be adopted only with the consent of Grantee.
10.
Section 409A Compliance. Pursuant to this Agreement, the Dividend Equivalents are subject to a "substantial risk of forfeiture" until the corresponding dividend is in fact declared, and will be paid to Grantee as soon as reasonably practicable following the date that the dividend is declared, and no later than 2 1/2 months following the end of the calendar year in which the dividend is declared. Accordingly, the Dividend Equivalents are subject to the "short term deferral" exception under Code Section 409A.

Pursuant to this Agreement, the Restricted Units are subject to a "substantial risk of forfeiture" until the termination of the Period of Restriction and, absent a deferral election by Grantee pursuant to the Base Salary Deferral Plan, shall be settled by the delivery of Shares to Grantee as soon as reasonably practicable and no later than 2 1/2 months following the end of the calendar year in which the Period of Restriction terminates. Accordingly, provided that no deferral election is made by Grantee pursuant to the Base Salary Deferral Plan with respect to any of the Restricted Units, all Restricted Units are subject to the "short term deferral" exception under Code Section 409A. However, if Grantee does make such a deferral election with respect to any of the Restricted Units, such Restricted Units shall constitute deferred compensation subject to the requirements of Code Section 409A and such deferral shall be made in compliance with the requirements of Code Section 409A.

This Grant is intended to meet the requirements of Code Section 409A and shall interpreted in the manner consistent with compliance with Code Section 409A and guidance issued by the Internal Revenue Service.

8.

11.
Notices. Any notice or other communication made in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Grantee at Grantee's address shown on Company records or such other address designated by Grantee by similar notice, or to the Company at its then principal office, to the attention of the Corporate Secretary of the Company. Furthermore, such notice or other communication shall be deemed duly given when transmitted electronically to Grantee at Grantee's electronic mail address shown on the Company records or, to the extent that Grantee is an active employee, through the Company's intranet.
12.
Plan Governs. The Restricted Units evidenced by this Agreement are subject to the terms and conditions of the Plan and of this Agreement. In case of conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall control. Capitalized terms used in this Agreement and not defined herein shall have the meaning assigned in the Plan unless the context indicates otherwise.
13.
Data Privacy. Grantee explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of Grantee's personal data as described in this Agreement by and among the Company and its subsidiaries for the exclusive purpose of implementing, administering, and managing Grantee's participation in the Plan. Grantee understands that the Company and its subsidiaries may hold certain personal information about Grantee, including, but not limited to Grantee's name, home address and telephone number, date of birth, Social Security Number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in Grantee's favor, for the purpose of implementing, administering, and managing the Plan ("Data"). Grantee understands that Data may be transferred to third parties assisting in the implementation, administration, and management of the Plan. Grantee authorizes these recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing Grantee's participation in the Plan.
14.
Miscellaneous. This Agreement shall bind and benefit Grantee, the heirs, distributees and personal representative of Grantee, and the Company and its successors and assigns. This Agreement may be signed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same instrument. Capitalized terms not herein defined shall have the meanings prescribed to them under the Plan.

BY ACCEPTING THE RESTRICTED UNITS GRANTED UNDER THIS RESTRICTED STOCK UNIT GRANT AGREEMENT, GRANTEE AGREES TO ALL THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND IN THE PLAN.

9.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf by the undersigned, thereunto duly authorized, effective as of the Date of Grant.

BANK OF HAWAII CORPORATION By ____________________________________ PATRICK M. McGUIRK Its Vice Chair "Company"
Agreed and Accepted: ###ACCEPTANCE_DATE### _______________________________________ ###PARTICIPANT_NAME### "Grantee"

10.